Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 3 to Registration Statement on Form S-1 of our report dated April 16, 2019, except for Notes 2 and 14 as to which the date is June 7, 2019 with respect to the audited consolidated financial statements of Globe Photos, Inc. and its subsidiaries (formerly Capital Art, Inc.) for the years ended December 31, 2018 and 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 7, 2019